Exhibit 10.8

Name:	Name	Date: May 18, 2006
SSN:	SSN
THE WILLIAMS COMPANIES, INC.
2002 INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT
This Stock Option Agreement (“Option Agreement”) contains the terms of the Director Option (as defined below) granted to you in this Option Agreement. Certain terms of the Director Option are defined in the Plan (as defined below).
     1. Stock Options. Subject to the terms of The Williams Companies, Inc. 2002 Incentive Plan or any successor plan, including any supplements or amendments to it (the “Plan”), you have been granted the right (“Director Option”) to purchase from the Company 6,000 shares of the Company’s Common Stock, par value $1 per share (the “Shares”) effective May 18, 2006. Your Director Option is exercisable in whole or in part at the exercise price of $20.69 (the Option Price), the closing stock price on May 18, 2006.
     2. Incorporation of Plan. The Plan applies as though it were included in this Option Agreement. Any capitalized word has a special meaning, which can be found in the Plan or in this Option Agreement. You agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Option Agreement.
     3. Exercise. Except as otherwise provided in this Option Agreement, you may exercise these Director Options by providing notification in a form acceptable to the Company that you have elected to exercise this Director Option in whole or in part, showing the number of Shares for which the Director Option is being exercised, and providing payment in full for the Option Price. If you have not signed and delivered this Option Agreement prior to submitting a notification of such election, submission of your notification of election shall constitute your agreement with the terms and conditions of this Option Agreement. Notwithstanding the preceding sentence, the Company reserves the right to require your signature to this Option Agreement prior to accepting a notification of election to exercise this Director Option in whole or in part.
     4. Payment. You must pay the Option Price in full by any one or more of the following methods, subject to approval of the Committee: (i) in cash, by check or wire transfer; (ii) in Mature Shares valued at their Fair Market Value on the date of exercise, (iii) subject to applicable law and procedures approved by the Company, in cash by a broker-dealer to whom you have submitted an irrevocable exercise notice consisting of an irrevocable instruction to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the Option Price, or (iv) any combination of (i), (ii), or (iii). Certificates for any Shares used to pay the Option Price must be attested to in writing to the Company or delivered to the Company in negotiable form, duly endorsed in blank or with separate stock powers attached, and must be free and clear of all liens, encumbrances, claims and any other charges thereon of any kind.
     5. Director Option Term. The Option Term of each Director Option shall expire the earlier of (i) the tenth anniversary of the Grant Date or (ii) the fifth anniversary of the date you cease to serve as a Non-Employee Director.
     6. Notices. All notices to the Company or to the Committee must be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices become effective upon their receipt by the Company if delivered as described in this section.

     7. Securities Law Compliance. The Company may, without liability for its good faith actions, place legend restrictions upon Shares obtained by exercising the Director Option and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Director Option.
     8. No Right to Continue as Director. Nothing in the Option Agreement or the Plan shall confer upon you the right to continue to serve as a director of the Company.
     9. Tax Consultation. You understand you will incur tax consequences as a result of purchase or disposition of the Shares. You agree to consult with any tax consultants you think advisable in connection with the purchase of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

The Williams
Companies, Inc.

/s/ Steven J. Malcolm Steven J. Malcolm,
Chairman, President
and CEO

Signature of Director